Exhibit 10.6

EMERGENT BIOSOLUTIONS INC.

Form of Director Restricted Stock Unit Agreement

Second Amended and Restated 2006 Stock Incentive Plan

This Restricted Stock Unit Agreement is made as of the Agreement Date between Emergent BioSolutions Inc. (the "Company"), a Delaware corporation, and the Participant.

I.            Agreement Date
Date:

II.            Participant Information
Participant:

III.            Grant Information
Grant Date:
Number:

IV.            Vesting
These restricted stock units ("RSUs") shall vest one-third per year over three years on the anniversary of the date of grant provided that the individual is serving on the Board on such date (or if earlier, on the date which is one business day prior to date of the Company's next annual meeting), provided that no additional vesting shall take place after the Participant ceases to serve as a director and further provided that the Board may provide for accelerated vesting in the case of death, disability, attainment of mandatory retirement age or retirement following at least 10 years of service.
This Agreement includes this cover page and the following Exhibit, which is expressly incorporated by reference in its entirety herein:

Exhibit A – General Terms and Conditions

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

EMERGENT BIOSOLUTIONS INC. __________________________ Name: Title:	PARTICIPANT __________________________ Name:

EMERGENT BIOSOLUTIONS INC.
Form of Restricted Stock Unit Agreement
Exhibit A – General Terms and Conditions
For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:
1.            Grant of RSUs.  In consideration of services rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company's Second Amended and Restated 2006 Stock Incentive Plan (the "Plan"), an award of Restricted Stock Units (the "RSUs"), representing the number of RSUs set forth on the cover page of this Agreement.  The RSUs entitle the Participant to receive, upon and subject to the vesting of the RSUs (as described in Section 2 below), one share of common stock, $0.001 par value per share, of the Company (the "Common Stock") for each RSU that vests.  The shares of Common Stock that are issuable upon vesting of the RSUs are referred to in this Agreement as the "Shares".

2.            Vesting of RSUs and Issuance of Shares.

(a)            General.  Subject to the other provisions of this Section 2, the RSUs shall vest in accordance with the vesting table set forth on the cover page of this Agreement (the "Vesting Table").  Any fractional RSU resulting from the application of the percentages in the Vesting Table shall be rounded to the nearest whole number of RSUs.  Subject to Section 4, as soon as administratively practicable after each vesting date shown in the Vesting Table (the "Vesting Dates"), the Company will issue to the Participant, in certificated or uncertificated form, such number of Shares as is equal to the number of RSUs that vested on such Vesting Date.  In no event shall the Shares be issued to the Participant later than 90 days after the Vesting Date.

(b)            Employment Termination.  Except as set forth in Section 2(c) below, upon the termination of the Participant's employment with the Company for any reason, all unvested RSUs shall be automatically forfeited as of such employment termination.  For purposes of this Agreement, employment with the Company shall include employment with a parent or subsidiary of the Company, or any successor to the Company.

(c)            Change in Control Event.  Upon a Change in Control Event (as defined in the Plan), the RSUs shall be treated in the manner provided in Section 10(b)(iii)(B) of the Plan.

3.            Dividends.  At the time of the issuance of Shares to the Participant pursuant to Section 2, the Company shall also pay to the Participant an amount of cash equal to the aggregate amount of all dividends paid by the Company, between the Grant Date and the issuance of such Shares, with respect to the number of Shares so issued to the Participant.

4.            Withholding Taxes.   The Participant must satisfy all applicable federal, state, and local and other income and employment tax withholding obligations associated with the grant, vesting and settlement of the RSUs before the Company will issue any Shares hereunder following a Vesting Date.  The withholding obligation may be satisfied by any method permitted under the Plan.

5.            Restrictions on Transfer.  Neither the RSUs, nor any interest therein (including the right to receive dividend payments in accordance with Section 3), may be transferred by the Participant except to the extent specifically permitted in Section 11(a) of the Plan.
6.            Provisions of the Plan.  This Agreement is subject to the provisions of the Plan. The Participant acknowledges receipt of the Plan, along with the Prospectus relating to the Plan.

7.            Section 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance issued thereunder ("Section 409A") and shall be interpreted and construed consistently therewith.  In no event shall either the Participant or the Company have the right to accelerate or defer delivery of the Shares to a date or event other than as set forth in this Agreement except to the extent specifically permitted or required by Section 409A.  In the event that the Participant is a "specified employee" within the meaning of Section 409A and the Shares are to be delivered pursuant to this Agreement in connection with the termination of the Participant's employment, the delivery of the Shares and any dividends payable under Section 3 in connection with such delivery shall be delayed until the date that is six months and one day following the date of the Participant's termination of employment.  Solely for purposes of determining when the Shares (and any dividends payable under Section 3) may be delivered in connection with the Participant's termination of employment, such termination of employment must constitute a "separation from service" within the meaning of Section 409A.

8.            Miscellaneous.

(a)            No Rights to Employment.  The Participant acknowledges and agrees that the grant of the RSUs and their vesting pursuant to Section 2 do not constitute an express or implied promise of continued employment for the vesting period, or for any period.
(b)            Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement; provided that any separate employment or severance plan or agreement between the Company and the Participant that includes terms relating to the acceleration of vesting of equity awards shall not be superseded by this Agreement.
(c)            Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflict of law principles.
(d)            Interpretation.  The interpretation and construction of any terms or conditions of the Plan or this Agreement by the Compensation Committee shall be final and conclusive.